SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                (Amendment No.__)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|     Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material under Rule 14a-12

                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1.      Title of each class of securities to which transaction applies:
        2.      Aggregate number of securities to which transaction applies:
        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4.      Proposed maximum aggregate value of transaction:
        5.      Total fee paid:

|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1.      Amount Previously Paid:
        2.      Form, Schedule or Registration Statement No.:
        3.      Filing Party:
        4.      Date Filed:

Dear Forgent Networks ("Asure Software" or "ASUR") Shareholder,


Asure software recently mailed you a proxy to vote in favor of its Go-Private proposals at the special meeting to be held on June 2, 2009. Please find attached a copy of our definitive proxy, which details why we believe you should vote AGAINST all three proposals. We believe that paying out only certain (small) shareholders at $0.36/share and leaving remaining shareholders with reduced liquidity in a private company is NOT in shareholders' best interests. Further, instead of gong private, significant cost reductions can be achieved by:

*	eliminating members of the senior management team
*	rightsizing senior management compensation
*	utilizing appropriately-priced service providers and disengaging from
	more expensive providers which don't match Asure's size and needs

All of these cost reductions can be achieved while continuing to offer shareholders the trading liquidity available as a public company, as opposed to a private company. As such, we believe the Go-Private proposals are bad for shareholders and ask that you vote AGAINST all three proposals. You may do so by completing and returning the proxy card which the Company sent to you or by contacting the bank or broker responsible for your account to instruct them as to how you want to vote.

Holders who already voted using internet voting procedures can follow the revocation procedures specified on the internet voting site. Holders whose shares are held through a broker in "street name" can instruct the broker to change or revoke any instructions previously given for voting their shares. Holders who wish assistance in contacting the Company or their broker can contact MacKenzie Partners, Inc. ("MacKenzie Partners") at (800) 322-2885 (toll free) or (212) 929-5500 (collect).


Sincerely yours,


David Sandberg
The Pinnacle Fund, LLLP
Red Oak Partners, LLC

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                                  MAY 28, 2009
                             FORGENT NETWORKS, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 2009


--------------------------------------------------------------------------------

                           PROXY STATEMENT OF RED OAK
                                IN OPPOSITION TO
                    THE MANAGEMENT OF FORGENT NETWORKS, INC.




                     WHY YOU WERE SENT THIS PROXY STATEMENT


This proxy statement is being furnished to holders of the common stock of Forgent Networks, Inc. ("ASUR" or the "Company") in connection with the solicitation of proxies by Red Oak Partners, LLC, The Red Oak Fund, L.P., Pinnacle Fund LLP, Pinnacle Partners LLC, Bear Market Opportunity Fund, L.P. and David Sandberg, whom we refer to collectively as "Red Oak" in this proxy statement, to be used at the Special Meeting of Stockholders (the "Special Meeting") of ASUR. The Special Meeting will be held at 10 A.M., on June 2, 2009, at the Company's executive offices, 108 Wild Basin Road, Austin, Texas 78746. At the Special Meeting, ASUR is seeking stockholder approval of a 1-for-750 reverse stock split, a 750-for-1 forward stock split (if the reverse stock split is approved), and to approve the postponement or adjournment of the special meeting in the event an insufficient number of shares are present to approve the reverse/forward split. We refer to these as the "Go-Private Proposals" because their effect would be to terminate the Company's status as a reporting company under the Securities Exchange Act of 1934, terminate its listed status and thereby deprive the stockholders of readily available information and further limit trading opportunities. The Company's proxy statement dated April 20, 2009 contains information regarding the Go-Private Proposals, including a description of the material features of the Go-Private plan, and the voting procedures to be followed at the Special Meeting. These items are listed as proposals 1 through 3 in the Company proxy statement.

Red Oak is soliciting proxies AGAINST the approval of the Go-Private Proposals for the reasons noted in this proxy statement. We urge you to vote AGAINST approving the Go-Private Proposals. We are not at this time sending you a separate proxy card granting us your proxy, because you can vote against the Go-Private Proposals by checking the "AGAINST" box on the Company's proxy card.

Red Oak beneficially owns an aggregate of 2,285,796 shares of ASUR's total outstanding common stock. Red Oak and its affiliates are ASUR's largest stockholder. Red Oak owns approximately 7.3% of ASUR's total outstanding common stock and 7.5% of the common stock held by the public (namely, the common stock held by stockholders other than the board and management) based on the Company's statement that as of April 16, 2009 there were 31,106,298 shares outstanding.

With regard to stockholder approval of the Go-Private Proposals, the stock exchange rules governing the voting of shares held by brokerage firms for their customers preclude a vote on non-routine matters unless the stockholder gives instructions. Red Oak believes the Go-Private Proposals are not routine. In addition, to approve proposals 1 and 2 requires the affirmative vote of a majority of the Company's outstanding shares. SO YOUR VOTE COUNTS!

The persons and entities which constitute Red Oak are described below in the section entitled "Certain Information Regarding the Participants." This proxy statement sometimes refers to Red Oak as "we," "us," "our" and variants of those words.

The principal executive offices of ASUR are located at 108 Wild Basin Road, Austin, Texas 78746. This proxy statement is first being delivered and mailed to stockholders on or about May 28, 2009.

                WE ARE OPPOSING THE GO-PRIVATE PROPOSALS BECAUSE:

        (1) Taking ASUR private is likely to result in severely limited liquidity for remaining shareholders.

        (2) The benefits claimed by the Company from implementing this proposal can for the most part be obtained without depriving the stockholders of a public market.

        (3) Paying out $0.36 per share to only certain holders is wasteful and unfair.

We believe that the attempt to take the Company private is not in the best interest of stockholders. It will eliminate the requirement that stockholders and the public receive regular financial disclosure and will cause the Company's shares to be removed from NASDAQ. The lack of listing and the non-availability of public financial information is highly likely to result in a lack of liquidity for stockholders wishing to sell and to limit the Company's access to additional capital if needed. Although there can be no assurance the Company shares will continue to be listed on NASDAQ if the Go-private Proposals are defeated, there will still be more opportunities for liquidity if financial information continues to be publicly available. If Red Oak's suggestion for a less drastic stock split is implemented and results in a stock price in excess of $1.00, the Company could remain listed on NASDAQ, which would provide public availability of price quotations and should provide a greater opportunity for holders to sell shares. Even if the Company's NASDAQ listing is not maintained, Red Oak believes that brokers will be more likely to provide quotations in the Pink Sheets for a company having readily available public financial information. Red Oak notes that Financial Industry Regulatory Authority Rule 6440 requires a broker to ascertain that there is adequate information available before making a market in a non-listed stock. Further, Red Oak notes that under Regulation T
Section 220.2, if NASDAQ listing is maintained, brokers would be permitted to extend credit for purchases of Company shares. However, if the Company shares were only tradable over the counter, Regulation T could prohibit brokers from extending credit to buy Company shares.

The Company has attempted to justify these drastic measures by claiming they will result in reduced costs. We agree the Company spends too much but believe the claimed cost savings can be largely achieved without the detriment to the shareholders resulting from the Go-Private Proposals.

                               WHAT RED OAK WANTS

We agree that actions to enhance stockholder value are needed, and if the Go-Private Proposals are defeated we will seek to work with the existing board of directors, or to elect new directors who will seek to advance this goal. Even if the Go-Private Proposals are adopted we presently intend to nominate a slate of directors for election at the next Company annual meeting which will be comprised of shareholders holding or recommended by persons holding investments of 3% or more in the Company. Red Oak is not seeking to control the Company, and intends that a majority of the nominees will be persons not affiliated with Red Oak.

Red Oak believes that the Company's value can be enhanced by taking some or all of the following actions:

  o Rightsizing the Company's compensation beginning from the top down. The Company should combine the CEO and COO functions immediately as we firmly believe the Company does not require a CEO separate from the COO.
  o According to the Company's proxy statement filed in 2008, the CEO/COO and CFO functions were paid nearly $1 million in FY 2007 and have been paid salaries nearly equal to the Company's entire current market capitalization value since 2003. This level of spending must be reduced to align with ASUR's level of profitability. Further, with an estimated $6 million/year in compensation expense across roughly 55 US employees and 40 employees in India, we believe the average US Employee earns more than $90,000/year, an amount we also believe must be managed better.(1)

_________________________
(1) Red Oak made this estimate based on information which Jay Peterson, the Company's chief financial officer gave Red Oak on April 27. Mr. Peterson said that the Company spends approximately $6 million per year on compensation expenses. He also revealed the number of employees based in the United States and India at that meeting. In discussing typical Indian employment costs with a business executive familiar with the market and the Company's past practices, Red Oak learned that the Company would likely spend approximately $25,000 per Indian employee per year, or approximately $1 million total each year, which leaves a total of $5 million per year for the Company's approximately 55 U.S. employees. This would indicate an average compensation of more than $90,000 per U.S. employee per year based on Red Oak's estimates. Red Oak does not know the actual number of U.S. employees who receive salaries in excess of $90,000, but believes that if clerical employees are compensated at a lower rate, there would likely be employees earning in excess of this average. If the compensation disclosed in the Company's most recent 10-K for the Company's three most highly compensated executives for the 2008 fiscal year of approximately $840,000 is subtracted from the $5 million figure, the remaining approximately 52 U.S. employees received an estimated average compensation of slightly more than $80,000 per year. These estimates are based on Red Oak's calculations, using the information Mr. Peterson provided, and the information available about the Company's previous compensation rates. Red Oak does not know the actual current compensation of any Company employee and its estimates should be considered with that fact in mind.

  o The Company should realign service provider costs, including terminating Ernst & Young as auditor, Winstead PC as legal counsel, and immediately repricing ASUR's egregious $360,000/year D&O policy. A company of ASUR's size should retain less expensive advisors. We note that in its Company proxy statement, ASUR claims to pay more than $150,000/year in legal bills related to being a public company. We are confident this can be reduced by a significant amount while the Company remains public.
  o The Company should implement a reverse stock split in order to regain NASDAQ compliance with respect to a $1/share price. We recommend a 10-for-1 split, which would leave ASUR with just over 3 million shares outstanding and could produce a price above $1/share.
  o The Company should adopt a significant share repurchase program which would offer further liquidity to those shareholders who wish to sell while simultaneously allowing for accretive purchase transactions for the benefit of remaining shareholders.
  o The Company should hold annual meetings in a timely manner subsequent to each fiscal year end. We note that with a July fiscal year end, ASUR's 2009 annual meeting should have occurred in the March or April time frame and that in the Company's December, 2008 earnings call Mr. Peterson indicated that the 2009 annual meeting would be in March or April. No such meeting has yet been announced and shareholders should be granted their rights to such a meeting on a regular - and timely - basis. We believe it's in shareholders' best interests to hold the 2009 meeting as soon as possible. Under section 211 of the Delaware General Corporation Law, shareholders can seek a court order compelling the Company to hold an annual meeting if no meeting is held within 13 months of the previous meeting (which was held July 30, 2008). Red Oak believes the annual meeting should be held promptly and currently intends to seek to compel a meeting if necessary.
  o The Company should elect a board comprised of shareholders with vested interests. The current Board and management team hold a combined 2.3% of ASUR's common stock, which is less than numerous individual shareholders and institutions. We do not believe that a board with low ownership delaying its annual meetings represents good corporate governance. As noted above, we do not seek to control the Board and welcome a board of independent holders.


Red Oak has met and spoken with certain members of senior management and the Board of the Company several times during 2009. During those discussions we made recommendations on ways for ASUR to enhance shareholder value, as discussed above.

                         BACKGROUND OF THIS SOLICITATION

Red Oak first learned about the "going private" proposal when the Company issued a press release on January 29, 2009. Red Oak attempted to contact the Company by an email sent on January 29, 2009 to Mr. Jay Peterson, the Company's Chief Financial Officer, asking the Company to convene a meeting with significant shareholders to discuss this concern. Mr. Peterson indicated that the Company would be willing to hold a discussion after it had filed proxy materials. After several other emails, Red Oak and Mr. Snyder, the Company's Chief Executive Officer, spoke by telephone on February 2, 2009 and Red Oak asked why significant holders had not been consulted about the proposal or at least invited to comment during a public "earnings" or similar call. Later in February, Red Oak requested a further discussion but was told by Mr. Peterson in an email that he was too busy working with the auditors and suggested additional discussion via email. After Red Oak again requested a direct conversation and noted that it had spoken to five other holders, a second telephone conversation was held with Mr. Peterson and Mr. Snyder on March 5, primarily to discuss the Company's strategic plans and the roles played by the executive officers. During this call Red Oak asked why the 2009 annual meeting was not being combined with the special meeting to vote on "going private" and was told the Company counsel believed the stockholders would be confused by two separate votes. Red Oak expressed the view that this was inconsistent with the announced goal to save costs.
 On April 17, 2009, Red Oak sent a letter to one of the Company's directors expressing continued concern about the proposal to end the Company's reporting status, what Red Oak viewed as excessive costs, and stating an intent to nominate a slate of directors at the next annual meeting, and asked him to discuss it with the other directors. Because Red Oak had decided to influence the composition of the Company's board of directors or management, that letter was attached to Red Oak's filing on Schedule 13D made on April 20, 2009. On April 22, Mr. Snyder telephoned Red Oak and an informal meeting was arranged, which Red Oak confirmed by the following email:

        "Thank you for your call today. As per dates you provided, James Gladney (fellow ASUR shareholder) and I would be happy to meet with ASUR's Board this Monday, April 27th in Dallas.

        We wish to confirm the following agenda, as agreed to during our call today:

        To review Pinnacle Funds letter issued to ASUR's Board and dated April 17th and allow for ASUR to respond to any of our statements which it does not agree with. We attempted to utilize facts alone for the entire composition of our letter. However, we fully wish for more effective communication between ASUR and its shareholders and are both receptive to and would appreciate clarification from ASUR as it relates to points addressed in the letter.

        To review ASUR management's current business plan. As per your comment during our call today that we did not understand the costs, liabilities, and future business plan going forward, we agreed that it would be highly beneficial for you to share this.

        To review alternatives proposed by us in contrast to the current operating plan.

        One other key point - our letter was sent to your Director on April 17th. Today is April 22nd and - given it was sent to the Board days ago and thus they have been aware of our sense of urgency for consideration of change - we believe it would be imprudent to issue a press release and spend monies on proxies in advance of our meeting. Under the assumption that our meeting constitutes a constructive forum between the Board and large shareholders/ owners of the business, such an announcement in advance of our meeting would compromise the timing and purpose of our communication with the Board. We are hopeful of meeting in a civil and mutually constructive manner, inclusive of our flying to Dallas on short notice to meet with the Board. Additionally, we do not believe that holding off the press release or mailing of proxies for one week (or less) will compromise ASUR or its shareholders in any way whatsoever. However, spending this money on legal, mailing, and filings costs now may very possibly reflect unnecessary spend as well as having to spend additional monies for any possible amendments or undoing of such a transaction if the Board decides - after our meeting - that such changes are warranted. This would constitute wasteful spending, and to the extent that our meeting is to be held in good faith and with the Board having an open mind towards the contents and concerns expressed in our letter, we would sincerely appreciate ASUR holding off on this spend in advance of our meeting. We hope you feel similarly with respect to saving shareholder's money and also the value of communicating with fellow owners of the business.

        We look forward to meeting with you on Monday. If you could kindly inform us of a meeting location it would be appreciated. 10 a.m. Dallas time works best given our flight times - please confirm that works as well whenever you have a moment."

At the April 27 meeting, Red Oak asked questions about the Company's expenditures, questioned the level of spending on items such as audit and legal fees, and questioned the proposed savings from the proposal to "go private." Among other items, Mr. Snyder said he intended to resign within the next six months. Certain questions about spending levels could not be answered at the meeting and the Company agreed to provide additional information. After considering the results of the meeting, on May 4, Red Oak decided to request a stockholder list and investigate the possibility of asking stockholders to vote against the going private scheme. Red Oak received the list on May 11 and subsequently on that date emailed the Company to advise that Red Oak would file proxy materials in opposition to the proposed "going private" plan. Although the April 27 meeting was attended by three other holders of company stock, those holders were not asked to join Red Oak in formally opposing the Company's going private plan and have not done so. Red Oak made its own decision about filing proxy materials and is not receiving any financial support from other holders.

              WE URGE YOU TO VOTE AGAINST THE GO-PRIVATE PROPOSALS.

                       WHO CAN VOTE AT THE SPECIAL MEETING

The record date for determining stockholders entitled to notice of and to vote at the Special Meeting is April 13, 2009 (the "Record Date"). Stockholders of the Company as of the Record Date are entitled to one vote at the Special Meeting for each share of common stock of the Company, $0.01 par value per share (the "Common Stock"), held on the Record Date. The Company stated in its proxy statement that it had 31,106,298 shares of Common Stock issued and outstanding on April 16, 2009.

                              HOW TO VOTE BY PROXY

 Whether you plan to attend the Special Meeting or not, we urge you to vote AGAINST the approval of proposals 1, 2 and 3, the Go-Private Proposals, by completing and returning the proxy card which the Company sent to you, or to contact the bank or broker responsible for your account to instruct them as to how you want to vote.

Holders of record can revoke a previously signed proxy by delivering a written revocation to the Company Secretary. The typical way to revoke a proxy is to sign, date and deliver a replacement proxy card to the Company. However, there may not be time to obtain a replacement card from the Company before the Special Meeting. If holders of record want to revoke a previously signed proxy, Red Oak recommends that they deliver a separate written revocation directly to the Company Secretary at 108 Wild Basin Road, Austin, Texas 78746.

Holders who used internet voting procedures can follow the revocation procedures specified on the internet voting site. Holders whose shares are held through a broker in "street name" can instruct the broker to change or revoke any instructions previously given for voting their shares. Holders who wish assistance in contacting the Company or their broker can contact MacKenzie Partners, Inc. ("MacKenzie Partners") at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Properly executed proxies will be voted in accordance with the directions indicated thereon. This means if you check "AGAINST" the Company will follow your direction. If you sign the Company's proxy card but do not make any specific choices, the Company-designated proxy holder will vote your shares FOR the Go-Private Proposals.

You should refer to the Company's proxy statement and form of proxy distributed by the Company for additional information about voting procedures.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the Company's proxy card on your behalf indicating a vote AGAINST proposals 1, 2 and 3. You should also sign, date and mail the voting instruction form your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the Internet). Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible stockholders to vote by telephone or via the Internet. If your bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide you with instructions for voting by telephone or the Internet on the voting form. Telephone and internet voting procedures, if available through your bank or brokerage firm, are designed to authenticate your identity to allow you to give your voting instructions and to confirm that your instructions have been properly recorded to vote AGAINST proposals 1, 2 and 3 . Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies. If your bank or brokerage firm does not provide you with a voting form, but you instead receive the Company's proxy card, you should mark the proxy card to indicate a vote AGAINST proposals 1, 2 and 3, date it and sign it, and return it in the Company-provided envelope.

                           VOTING AND PROXY PROCEDURES

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Special Meeting will constitute a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting with respect to proposals 1, 2 and 3, the Go-Private Proposals, you may vote in favor of the proposal, against the proposal or abstain from voting. Proposals 1 and 2 will be approved only if a quorum is present and a majority of the total outstanding shares vote in favor of the proposals. As a result, for proposals 1 and 2 abstentions and broker non-votes will have the effect of a vote against the approval of the Go-Private plan. For this reason the Company has asked in proposal 3 for authority to postpone the meeting and solicit additional votes in favor of the management proposals. We are asking you to vote AGAINST proposal 3, and on proposal 3 the vote of a majority of the shares voting, if a quorum is present, will determine the outcome.

Any proxy may be revoked by you at any time prior to the time a vote is taken by delivering to the Secretary of the Company a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person (but attendance at the Special Meeting will not by itself constitute revocation of a prior-delivered proxy).

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Special Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.7

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE SPECIAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

                        SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by Red Oak. In addition to the use of the mails, proxies may be solicited by Red Oak Partners, other Participants (as defined below) and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation.

Red Oak estimates that its total expenditures relating to the solicitation of proxies will be approximately $40,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, accountants, public relations, transportation, and litigation). Total cash expenditures to date relating to this solicitation have been approximately $5,000.

Red Oak may seek reimbursement from the Company for its actual expenses in connection with this solicitation.

                 CERTAIN INFORMATION REGARDING THE PARTICIPANTS

 The "Participants" consist of the following investment entities and individuals: Red Oak Fund, Pinnacle Fund, Bear Fund, Red Oak Partners, Pinnacle Partners and David Sandberg. Red Oak Partners manages Red Oak Fund and Bear Fund. Red Oak Partners also is general partner of Pinnacle Partners, which manages Pinnacle Fund (each of Pinnacle Fund, Red Oak Fund and Bear Fund, a "Fund" and, collectively, the "Funds"). The Funds are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. The Funds directly own the shares reported in this proxy statement.

The principal office or business address of Red Oak Fund, Red Oak Partners and David Sandberg is 654 Broadway, Suite 5, New York, NY 10012. The principal office or business address of Pinnacle Partners and Pinnacle Fund is 32065 Castle Court, Suite 100, Evergreen, CO 80439. The principal office or business address of Bear Fund is 112 E. Pecan Street, Suite 806, San Antonio TX 78205.

Appendix A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the past two years. Red Oak beneficially owns 2,285,796 shares of Common Stock, or approximately 7.3% of the outstanding shares. Red Oak may change its ownership of the Company or alter its investment strategy at any time.

No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Special Meeting, other than an interest, if any, as a stockholder of the Company.

Except as described herein or in Appendix A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

Red Oak has not paid any additional compensation to Mr. Sandberg as a result of this proxy solicitation for the Special Meeting. The partnerships managed by Red Oak Partners, LLC will generally reimburse, or indemnify Mr. Sandberg for any expenses, and/or liabilities, he may incur in connection with the Special Meeting. There are no other arrangements or understandings with Mr. Sandberg other than as set forth herein.

                                  OTHER MATTERS

 The Company's proxy statement contains information regarding (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the effects of the Go-Private Proposals on the Company's outstanding shares; and (3) the meetings of the Company's Board of Directors and all committees thereof concerning the Go-private Proposals.

                             PROXY MATERIALS ONLINE

Red Oak proxy materials may be accessed at the following website:
www.ourmaterials.com/pinnaclefund


            YOUR VOTE IS IMPORTANT-PLEASE CALL IF YOU HAVE QUESTIONS

We have retained MacKenzie Partners to act as information agent in connection with this proxy solicitation. If you have any questions or require any assistance, including regarding online access to Red Oak's proxy materials, please contact MacKenzie Partners, at the following address and telephone number:


--------------------------------------------------------------------------------

      If you have any questions, require assistance in voting your shares, or need additional copies of the Pinnacle Funds' proxy materials, please call MacKenzie Partners at the phone numbers or email address listed below.

                          MacKenzie Partners, Inc. LOGO

                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       Or
                             TOLL-FREE (800)322-2885

         Shareholders may also obtain copies of The Pinnacle Funds proxy materials at www.ourmaterials.com/pinnaclefund



--------------------------------------------------------------------------------


IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. PLEASE SIGN AND DATE YOUR COMPANY PROXY CARD AFTER INDICATING A VOTE AGAINST PROPOSALS 1, 2, AND 3 PROMPTLY AND RETURN TO THE COMPANY SECRETARY.

Sincerely,

May 28, 2009


RED OAK PARTNERS LLC
By:     /s/ David Sandberg
        ---------------------------------------------
Name:   David Sandberg
Title:  Managing Member

--------------------------------------------------------------------------------

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                              Appendix A
               Additional Information Regarding Red Oak

 Transactions In Stock of the Company

The following transactions are the only transactions during the past two years with regard to the Common Stock made by Red Oak.



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PURCHASER                 TRADE DATE                     QUANTITY

Pinnacle Fund             10/28/2008                     32300
Red Oak Fund              10/29/2008                     19291
Red Oak Fund              10/30/2008                     3044
Red Oak Fund              10/31/2008                     51600
Pinnacle Fund             10/31/2008                     51600
Pinnacle Fund             11/3/2008                      12000
Pinnacle Fund             11/5/2008                      14000
Red Oak Fund              11/5/2008                      14000
Red Oak Fund              11/6/2008                      8050
Pinnacle Fund             11/6/2008                      8050
Pinnacle Fund             11/7/2008                      21900
Red Oak Fund              11/7/2008                      21900
Red Oak Fund              11/10/2008                     30000
Pinnacle Fund             11/10/2008                     30000
Pinnacle Fund             11/11/2008                     27500
Red Oak Fund              11/11/2008                     27500
Red Oak Fund              11/12/2008                     9049
Pinnacle Fund             11/12/2008                     9051
Pinnacle Fund             11/13/2008                     32493
Red Oak Fund              11/13/2008                     16000
Red Oak Fund              11/14/2008                     5200
Pinnacle Fund             11/17/2008                     100
Pinnacle Fund             11/18/2008                     38254
Red Oak Fund              11/18/2008                     38256
Red Oak Fund              11/19/2008                     5500
Pinnacle Fund             11/19/2008                     5500
Pinnacle Fund             11/20/2008                     20791
Red Oak Fund              11/20/2008                     40000
Red Oak Fund              11/21/2008                     10339
Pinnacle Fund             11/21/2008                     10338
Pinnacle Fund             11/24/2008                     800
Red Oak Fund              12/2/2008                      5000
Red Oak Fund              12/3/2008                      10002
Pinnacle Fund             12/3/2008                      10002
Pinnacle Fund             12/4/2008                      18774
Red Oak Fund              12/4/2008                      18774
Red Oak Fund              12/5/2008                      4950
Pinnacle Fund             12/5/2008                      4950
Pinnacle Fund             12/12/2008                     12710
Red Oak Fund              12/12/2008                     12710
Red Oak Fund              12/15/2008                     18525
Pinnacle Fund             12/15/2008                     18524
Pinnacle Fund             12/17/2008                     35100
Red Oak Fund              12/17/2008                     35100
Red Oak Fund              12/18/2008                     7900
Pinnacle Fund             12/18/2008                     7900
Pinnacle Fund             12/19/2008                     15600
Red Oak Fund              12/19/2008                     15600
Red Oak Fund              12/22/2008                     4300
Pinnacle Fund             12/22/2008                     4300
Pinnacle Fund             12/23/2008                     16700
Red Oak Fund              12/23/2008                     16700
Red Oak Fund              12/26/2008                     25650

--------------------------------------------------------------------------------
PURCHASER                 TRADE DATE                     QUANTITY

Pinnacle Fund             12/26/2008                     25650
Pinnacle Fund             12/29/2008                     67900
Red Oak Fund              12/29/2008                     67900
Red Oak Fund              12/30/2008                     31569
Pinnacle Fund             12/30/2008                     31569
Pinnacle Fund             12/31/2008                     7000
Red Oak Fund              12/31/2008                     7000
Red Oak Fund              2/2/2009                       143998
Pinnacle Fund             2/2/2009                       175997
Red Oak Fund              2/3/2009                       45533
Bear Fund                 2/9/2009                       400
Bear Fund                 2/10/2009                      1777
Bear Fund                 2/11/2009                      285300
Bear Fund                 2/12/2009                      23609
Bear Fund                 2/19/2009                      80178
Bear Fund                 2/27/2009                      114405
Pinnacle Fund             2/27/2009                      114405
Bear Fund                 3/2/2009                       700
Bear Fund                 3/3/2009                       8450
Pinnacle Fund             3/3/2009                       8450
Pinnacle Fund             3/4/2009                       4600
Pinnacle Fund             3/5/2009                       11850
Bear Fund                 3/5/2009                       11850
Pinnacle Fund             3/6/2009                       12500
Red Oak Fund              3/6/2009                       12500
Pinnacle Fund             3/9/2009                       2300
Red Oak Fund              3/10/2009                      5144
Pinnacle Fund             3/11/2009                      1900
Pinnacle Fund             3/16/2009                      23592
Red Oak Fund              3/16/2009                      23593



In aggregate, Red Oak owns 2,285,796 shares of Common Stock of the Company acquired at an aggregate cost of approximately $428,550.91.

The funds used by Red Oak came from available capital and from time to time by margin provided by Jefferies & Company on such firm's usual terms and conditions.

Red Oak is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.



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                                 -11-